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[APSERVICES LLC LOGO]                            Detroit New York Chicago Dallas

                                                                    Exhibit 10.2

July 20, 2005

Todd Herrick
Chairman, President & CEO
Tecumseh Products Company
100 E. Patterson Street
Tecumseh, MI 49286

Re: Interim Management Services

Dear Todd:

This letter, together with the attached Schedule(s), Exhibit and General Terms and Conditions, sets forth the agreement ("Agreement") between AP Services, LLC, a Michigan limited liability company ("APS"), and Tecumseh Products Company (the "Company"), for the engagement of APS to provide certain temporary employees to the Company to assist it in its restructuring as described below.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s), Exhibit and General Terms and Conditions.

The engagement of APS, including any APS employees who serve in management positions, shall be under the direction and control of the Board of Directors of the Company and the direct supervision of its Chief Executive Officer.

                               OBJECTIVE AND TASKS

Jim Bonsall will be designated "President of the Engine & Power Train Group," reporting to the Company's Chief Executive Officer. In addition, Bob Busch will be designated as "VP, Finance - Engine & Power Train Group," reporting to Mr. Bonsall. APS may provide additional resources including a President of the Brazil Engine & Power Train Group and a Plant Manager of New Holstein, if mutually agreeable with the Company. No such APS personnel, regardless of designation or title, will be or become or be deemed to be employees or officers of the Company.

Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Mr. Bonsall will assist the Company in evaluating and implementing strategic and tactical options for performance improvement. In addition, the Temporary Staff (as defined below) roles will include working with the Company and its team to do the following:

2000 Town Center | Suite 2400 | Southfield, MI | 48075 | 248.358.4420 |
248.358.1969 fax | www.alixpartners.com

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[APSERVICES LLC LOGO]

Todd Herrick
July 20, 2005
Page 2

- Assist in overseeing and driving financial performance in such a manner as to maximize value for the Company's stakeholders.

- Assist management with the development of the Company's business plans, and such other related forecasts as may be required.

- Assist in communication and/or negotiation with outside constituents including the customers, suppliers, governmental units and others as appropriate.

- Assist with such other matters as may be requested that fall within APS' expertise and that are mutually agreeable.

                                    STAFFING

APS will provide the Company with the individuals set forth on Exhibit A ("Temporary Staff"), subject to the terms and conditions of this Agreement, with the titles, pay rates and other descriptions set forth therein.

With prior notice to, and approval of, the Company, the Temporary Staff may be assisted by or replaced by other professionals at various levels, as required, who shall also become Temporary Staff. APS will keep the Company informed as to APS' staffing and will not add additional Temporary Staff to the assignment without first consulting with the Company to obtain Company concurrence that such additional resources are required and do not duplicate the activities of other employees or professionals.

                            TIMING, FEES AND RETAINER

APS will commence this engagement immediately upon receipt of a copy of the Agreement executed by the Company accompanied by the Retainer, as set forth in
Schedule 1.

APS shall be compensated for its services, and reimbursed for expenses, under this Agreement as set forth on Schedule 1.

                                      * * *

The terms and conditions set out in the attached Schedule(s), Exhibit and the General Terms and Conditions form part of this Agreement and are incorporated by reference herein.

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[APSERVICES LLC LOGO]

Todd Herrick
July 20, 2005
Page 3

If these terms meet with your approval, please sign and return the enclosed copy of this Agreement and wire transfer the amount to establish the Retainer.

We look forward to working with you.

Sincerely yours,

AP SERVICES, LLC

/s/ TED STENGER

Ted Stenger
Managing Director

Acknowledged and Agreed to:

TECUMSEH PRODUCTS COMPANY

By: /s/ TODD W. HERRICK

Its: President and Chief Executive Officer

Dated: July 20, 2005

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[APSERVICES LLC LOGO]

                                AP SERVICES, LLC
             INTERIM MANAGEMENT SERVICES - TECUMSEH PRODUCTS COMPANY

                                    EXHIBIT A

                               TEMPORARY EMPLOYEES
                      INDIVIDUALS WITH MANAGEMENT POSITIONS

                                                         COMMITMENT
    NAME            DESCRIPTION         DAILY RATE  FULL(1) OR PART TIME
------------  ------------------------  ----------  --------------------
Jim Bonsall   President - Engine &        $7,150          Full Time
              Power Train Group

Robert Busch  V.P., Finance - Engine &    $5,830          Full-Time
              Power Train Group

                         ADDITIONAL TEMPORARY EMPLOYEES

                                      COMMITMENT
NAME  DESCRIPTION  DAILY RATE  FULL(1) OR PART(2) TIME
----  -----------  ----------  -----------------------
TBD       TBD          TBD              TBD

The parties agree that Exhibit A can be amended by APS from time to time, with the prior consent of the Company, to add or delete staff.

(1)   Full time is defined as substantially full time.

(2) Part time is defined as approximately 2-3 days per week, with some weeks more or less depending on the needs and issues facing the Company at that time.

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[APSERVICES LLC LOGO]                            Detroit New York Chicago Dallas

                                   SCHEDULE 1

                                FEES AND EXPENSES

1.    FEES: APS' fees will be based on APS' daily rates, which are:

Managing Directors     $6,270 - $7,590
Directors              $4,730 - $5,830
Vice Presidents        $3,520 - $4,510
Associates             $2,750 - $3,080
Analysts               $1,980 - $2,420
Paraprofessionals          $1,650

      APS will review and revise its daily rates effective each January 1, but increases will be limited to a maximum of 4%.

2. CONTINGENT SUCCESS FEE: APS does not seek a Contingent Success Fee in this engagement.

3. EXPENSES: In addition to the fees set forth herein, the Company shall pay directly, or reimburse APS upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, postage, telephone and facsimile charges. Expenses will be capped at 15% of Fees.

4.    BREAK FEE: APS does not seek a Break Fee in this engagement.

5. RETAINER: The Company shall pay APS a retainer of $250,000 to be applied against Fees and Expenses as set forth in this Schedule and in accordance with Section 2 of the attached General Terms and Conditions.

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[APSERVICES LLC LOGO]

                                   SCHEDULE 2

                                   DISCLOSURES

We know of no fact or situation that would represent a conflict of interest for us with regard to the Company. However, we wish to disclose the following:

- Questor Partners Fund, L.P. ("QPF") and an affiliated side-by-side fund and Questor Partners Fund II, L.P. ("QPF II") and affiliated side-by-side funds, $300 million and $865 million funds, respectively, are private equity funds that invest in special situations and under-performing companies. Neither QPF nor QPF II will make an investment in the Debtors for at least three years after the date that AlixPartners' engagement terminates.

- Mr. Jay Alix, a managing director in AlixPartners, is also the President and CEO of Questor Management Company, LLC ("Questor"), the entity that manages QPF and QPF II.

- Questor and AlixPartners are separate companies. AlixPartners, pursuant to contract, performs certain accounting and other administrative services for Questor. From time to time, Questor hires AlixPartners as a contractor to advise it regarding a potential acquisition, and occasionally investee companies of QPF and QPF II hire AlixPartners. From time to time, employees of AlixPartners are elected to the boards of directors of investee companies of QPF and QPF II, but no such board members are involved in this engagement.

- Mr. Alix and Mr. Robert Shields own interests in Questor General Partner, LP ("QGP") and Questor General Partner II, LP ("QGP II"), the general partners of QPF and QPF II. Substantially all of the AlixPartners managing directors are limited partners in QGP II and, as such, are passive participants in the general partner with no voice in authorizing QPF II's investments. Mr. Alix, Mr. Albert A. Koch, and Mr. Michael Grindfors are also managing directors of Questor and, along with Mr. Shields, members of its Investment Committee. The Investment Committee makes investment decisions for Questor.

- Substantially all of the managing directors of AlixPartners own limited partnership interests in one or more of the following entities: Questor Side-by-Side Partners, L.P. ("SBS"), Questor Side-by-Side Partners II, L.P. ("SBS II") and Questor Side-by-Side Partners II 3(c)(1), L.P. ("SBS II 3c1"). Limited partners, except for Mr. Alix, Mr. Koch and Mr. Grindfors are passive investors and have no voice in approving the entities' investments.

- Some of the limited partners of QPF and/or QPF II are affiliates of financial institutions that are also lenders to companies that may have retained AlixPartners.

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[APSERVICES LLC LOGO]

      The affiliates of such financial institutions are passive investors in QPF and QPF II and have no voice in approving Questor's investments. Where such situations occur, the lending relationship and investment in QPF and/or QPF II is detailed in AlixPartners' disclosures.

- QPF, QPF II, SBS, SBS II, SBS II 3c1 and Questor are all related entities. The Side-by-Side funds contain, in the aggregate, 6.3% of the total Questor funds, which are in excess of $1.17 billion.

- Albert A. Koch, a director of Tecumseh Products Company, is, occasionally, an employee of AP Services, LLC, and

            Mr. Koch has advised the other directors that:

                  (a) he is, occasionally, an employee of AP Services, LLC;

                  (b) he does not perform policy making functions for AP
            Services, LLC similar to those performed for a corporation by its president, a vice president in charge of a principal business unit, division, or function (such as sales, administration, or finance), or other officer who performs policy making functions;

                  (c) he is not a director of AP Services, LLC or a person who performs functions for AP Services, LLC similar to those performed by a director of a corporation;

                  (d) he does not own any portion of the equity interest in AP
            Services, LLC;

                  (e) he receives no compensation from AP Services, LLC; and

                  (f) he anticipates that the fees to be paid to AP Services,
            LLC for the consulting services under the AP Agreement will constitute less than 5% of the total consolidated revenues of AP Services, LLC and its subsidiaries, if any, for its current fiscal year.

This Schedule 2 may be updated by APS from time to time to disclose additional connections or relationships between APS and the interested parties.

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                                AP SERVICES, LLC
                          GENERAL TERMS AND CONDITIONS

These General Terms and Conditions ("Terms") are incorporated into the letter agreement ("Agreement") between the Company and APS to which these Terms are attached.

SECTION 1. COMPANY RESPONSIBILITIES

The Company will undertake responsibilities as set forth below:

1. Provide reliable and accurate detailed information, materials, documentation and

2. Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by APS in connection with the tasks or work product under this Agreement.

APS' delivery of the services and the fees charged are dependent on (i) the Company's timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company's management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.

SECTION 2. RETAINER AND PAYMENTS.

RETAINER. APS will submit monthly invoices for services rendered and expenses incurred and will offset such invoices against the Retainer. Any unearned portion of the Retainer will be returned to the Company at the termination of the engagement.

PAYMENTS. All payments to be made by the Company to APS shall be payable upon receipt of invoice via wire transfer to APS' bank account, as follows:

      Receiving Bank: Comerica Bank
                      ABA #072000096

      Receiving Account: AP Services, LLC
                         A/C #1851-765410

SECTION 3. RELATIONSHIP OF THE PARTIES.

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, APS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, neither the Temporary Staff nor APS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers' compensation, disability, unemployment insurance benefits or any other employee benefits. APS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

The Company shall not solicit, recruit or hire any employees or agents of APS for a period of two years subsequent to the completion and/or termination of the Agreement.

SECTION 4. CONFIDENTIALITY.

APS shall keep confidential all non-public, confidential or proprietary information obtained from the Company during the performance of its services hereunder (the "Information"), and neither APS nor the Temporary Staff will disclose any Information to any other person or entity. "Information" includes non-public, confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, APS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither APS nor the Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order; and the Temporary Staff shall promptly give notice of any such subpoena or court order by fax transmission to the Company. APS and the Temporary Staff may make reasonable disclosures of Information to third parties in connection with the performance of APS' obligations and assignments hereunder. In addition, APS will have the right to disclose to others in the normal course of business its involvement with the Company.

The Company acknowledges that all information (written or oral), including Work Product (as defined in Section 5), generated by APS and the Temporary Staff in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to APS at any time in any manner or for any purpose without APS' prior approval except as required by law.

SECTION 5. INTELLECTUAL PROPERTY.

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of APS, and the Company shall not acquire any interest therein. APS shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that APS may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to APS by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that APS creates or develops specifically for the Company as part of this engagement (collectively known as "Work Product") shall be owned by the Company and shall constitute Information referred to in Section 4 above. APS may retain copies of the Work Product subject to its obligations under Section 4 above.

SECTION 6. FRAMEWORK OF THE ENGAGEMENT.

The Company acknowledges that it is retaining APS to provide the Temporary Staff solely to assist the Company and its Board of Directors in the management and restructuring of the Company. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS or other such state and national professional bodies.

SECTION 7. INDEMNIFICATION AND OTHER MATTERS.

The Company shall indemnify, hold harmless and defend APS and APS' directors, officers, employees, Temporary Staff and agents from and against all claims, liabilities, losses, expenses and damages arising from services performed by APS personnel in accordance with this Agreement. With respect to any matter for which indemnification is provided herein, the Company shall pay costs as incurred, including reasonable legal fees and disbursements of counsel in any legal proceeding in which APS or other indemnitees may be required or agree to participate but in which they are not a party. APS and its directors, officers, employees, Temporary Staff and agents will engage a single firm of separate counsel acceptable to the Company,

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                                AP SERVICES, LLC
                          GENERAL TERMS AND CONDITIONS

the approval for which shall not be unreasonably withheld, in connection with any of the matters to which this indemnification agreement relates.

APS is not responsible for any third-party products or services. The Company's sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against APS, whether or not APS is instrumental in procuring the third-party product or service.

APS shall not be liable to the Company except for actual damages resulting from bad faith, self-dealing or gross negligence.

SECTION 8. GOVERNING LAW

The Agreement is governed by and shall be construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Southfield, Michigan under the AAA's Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys' fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. However, in the event the Company is under the protection of the Bankruptcy Code, the arbitration provisions shall apply only to the extent that the Bankruptcy Court, or the U.S. District Court if the reference is withdrawn, does not retain jurisdiction over a controversy or claim.

SECTION 9. TERMINATION AND SURVIVAL.

The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination APS will be entitled to any fees and expenses due under the provisions of the Agreement, including Contingent Success Fee and Break Fee in accordance with Schedule 1. The Break Fee is due and payable at the time of termination of the Agreement. Such payment obligation shall inure to the benefit of any successor or assignee of APS.

Additionally, unless the Agreement is terminated by the Company for Cause (as defined below) or due to circumstances described in the Contingent Success Fee provision in the Agreement, APS shall remain entitled to the Contingent Success Fee(s) that otherwise would be payable for the greater of 12 months from the date of termination or the period of time that that has elapsed from the date of this Agreement to the date of termination. Cause shall mean:

(a) a Temporary Staff member acting on behalf of the Company is convicted of a felony, or

(b) it is determined in good faith by the Board of Directors of the Company that, after 30 days notice and opportunity to cure, either (i) a Temporary Staff member is engaging in misconduct injurious to the Company, or (ii) a Temporary Staff member breaches any of his or her material obligations under this Agreement; or (iii) a Temporary Staff member willfully disobeys a lawful direction of the Board of Directors or senior management of the Company.

Sections 2, 4, 5, 7, 8, 9 and 10 of these Terms shall survive the expiration or termination of the Agreement.

SECTION 10. GENERAL.

SEVERABILITY. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

ENTIRE AGREEMENT. These Terms, the letter agreement into which they are incorporated and the Schedule(s) and Exhibit to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by APS and the Temporary Staff and may not be amended or modified in any respect except in a writing signed by the parties. APS is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties. If there is a conflict between these Terms and the balance of the Agreement, these Terms shall govern.

NOTICES. All notices required or permitted to be delivered under the Agreement shall be sent, if to APS, to:

            AP Services, LLC
            2000 Town Center, Suite 2400
            Southfield, MI 48075
            Attention: Mr. Melvin R. Christiansen

and if to the Company, to the address set forth in the Agreement, to the attention of the Company's General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

SECTION 11. DISCLOSURES.

APS is not aware of any fact or situation, other than those disclosed in
Schedule 2, which would represent a conflict of interest for APS with regard to the Company. However, APS has not completed a thorough check of the parties in interest with regard to the Company. Upon receiving additional information from the Company with respect to the parties in interest, APS will promptly complete a search of its relationships and will notify the Company of any connections APS may have with such parties in interest. While APS is not aware of any relationships, other than those disclosed in Schedule 2, that connect APS to any party in interest, because APS is a consulting firm that serves clients on a international basis in numerous cases, it is possible that APS may have rendered services to or have business associations with other entities which had or have relationships with the Company. APS has not and will not represent the interests of any of the entities disclosed on Schedule 2 in this case.